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                                                                    EXHIBIT 99.8

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                                                 PriceWaterhouseCoopers LLP
                                                 214 N. Tryon Street
                                                 Ste.3600
                                                 Charlotte NC 28202
                                                 Telephone (704) 344 7500
                                                 Facsimile (704) 344 4100

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Bank of America, N.A.

We have examined management's assertion about compliance by the mortgage division of Bank of America, N.A. (the "Company"), an operating division of Bank of America, N.A., with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2003 included in the accompanying management assertion (see Exhibit 1). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2003 is fairly stated, in all material respects.

PriceWaterhouseCoopers LLP

March 2, 2004

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                                                                       EXHIBIT I

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                  MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE
                      WITH USAP MINIMUM SERVICING STANDARDS

March 2, 2004

As of and for the year ended December 31, 2003, the Mortgage division of Bank of America, N A. (the "Company"), has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP").

As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amounts of $340,000,000 and $270,000,000, respectively.

/s/ Kevin M. Shannon              /s/ H. Randall Chestnut
---------------------------       --------------------------
Kevin M. Shannon                  H. Randall Chestnut
President                         Senior Vice President
Consumer Real Estate              Bank of America, N.A.
Bank of America, N.A.

/s/ Aashish Kamat                 /s/ Gary K. Bettin
---------------------------       --------------------------
Aashish Kamat                     Gary K. Bettin
Senior Vice President and         Senior Vice President and
Managing Director                 National Servicing Executive
Bank of America, N.A.             Bank of America, N.A.

/s/ J. Mark Hanson
---------------------------
J. Mark Hanson
Senior Vice President
Bank of America, N.A

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